Filed Pursuant to Rule 424(b)(3)
Registration No. 333-214603

PROSPECTUS SUPPLEMENT

(To Prospectus dated November 28, 2016)

HOSTESS BRANDS, INC.

124,346,708 Shares of Class A Common Stock

This prospectus supplement supplements and amends the prospectus dated November 28, 2016 (the “Prospectus”), that forms part of our Registration Statement on Form S-3 (Registration No. 333-214603), relating to the offer and sale of up to 124,346,708 shares of our Class A common stock.

This prospectus supplement should be read in conjunction with the Prospectus, including any prospectus supplements thereto and all information incorporated by reference therein. This prospectus supplement is qualified by reference to the Prospectus, any other prospectus supplement thereto and such incorporated information, except to the extent that the information provided by this prospectus supplement modifies and supersedes the information in the Prospectus or any other prospectus supplement. If there is any inconsistency between the information in the Prospectus, any prospectus supplement thereto or filing incorporated therein, you should rely on the information in this prospectus supplement. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto.

Our Class A common stock is traded on the NASDAQ Capital Market under (“NASDAQ”) the symbol “TWNK.” On December 9, 2016, the last reported sales price of the Class A common stock was $12.67 per share.

An investment in our securities involves risks. See “Risk Factors” beginning on page 4 of the prospectus, and any updates to those risk factors or new risk factors contained in our subsequent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC, all of which we incorporate by reference herein.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended and are subject to reduced public company reporting requirements. See the section of the prospectus titled “Risk Factors – The JOBS Act permits “emerging growth companies” like us to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies.”

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 12, 2016.

The information in the table appearing under the heading “Selling Stockholders” beginning on page 32 of the Prospectus is amended by adding the selling stockholders listed in the table below. The address of each of the selling stockholders in the table below is 345 Park Avenue, 31st Floor, New York, NY 10154. The shares of Class A common stock held by the selling stockholders listed in the table below were included in the 105,596,708 shares of Class A common stock registered for resale under the registration statement of which the Prospectus forms a part. The percentages in the following table are based on the 97,589,217 shares of our Class A common stock outstanding as of December 1, 2016. All other information in the selling stockholder table contained in the Prospectus is as of November 28, 2016.

Name of Selling Stockholder	Shares of Class A Common Stock Beneficially Owned Before the Offering	Percentage Beneficially Owned Before the Offering	Shares of Class A Common Stock to be Sold in the Offering	Percentage Beneficially Owned to be Sold in the Offering	Shares of Class A Common Stock Beneficially Owned After the Offering	Percentage Beneficially Owned After the Offering
GSO Credit Alpha Trading (Cayman) L.P.	2,178,572	2.2%	2,178,572	100%	—	—
GSO Harrington Credit Alpha Fund (Cayman) L.P.	272,321	*	272,321	100%	—	—

*	Less than 1%